Exhibit 5.2

Holland & Knight

December 21, 2022

Esports Entertainment Group, Inc.

Block 6, Triq Paceville

St. Julians STJ 3109

Malta

Re: Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as corporate counsel to Esports Entertainment Group, Inc., a Nevada corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a prospectus supplement, dated December 21, 2022 (the “Prospectus Supplement”), to the prospectus, dated February 5, 2021 (the “Prospectus”), which forms a part of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Act”) the sale of 7,065,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and 17,850,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain pre-funded Warrants (the “Warrants”). The Shares and Warrants will be sold pursuant to that certain Securities Purchase Agreement, dated December 21, 2022 (the “SPA”), by and among the Company and the investors set forth on the Schedule of Buyers attached thereto.

As your corporate counsel, we have examined all such documents that we have considered necessary in order to enable us to render this opinion letter, including, but not limited to, (i) the Registration Statement and the Prospectus; (ii) the Prospectus Supplement; (iii) the SPA; (iv) the Warrants; (v) the Company’s Articles of Incorporation, as amended; (vi) the Company’s Bylaws, as amended; (vii) certain authorizations and approvals adopted by the Company’s Board of Directors and a committee thereof in connection with the offering and sale of the Warrants (the “Board Authorizations”); (viii) certain corporate records and instruments; and (iv) such laws and regulations as we have deemed necessary for the purposes of rendering the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of and conformity to originals of such documents that have been presented to us as duplicates or certified or conformed copies, the accuracy, completeness and authenticity of originals, the due execution and delivery of all documents (except that no such assumption is made as to the Company) where due execution and delivery are a prerequisite to the effectiveness thereof, and that the Warrants will be issued against payment of valid consideration as set forth in the Warrants and under applicable law. As to any facts material to the opinion expressed herein, which were not independently established or verified, we have relied, to the extent we have deemed reasonably appropriate, upon statements and representations or certificates of officers or directors of the Company.

December 21, 2022

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this opinion letter, the Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

Our opinion is subject to (a) bankruptcy, insolvency, receivership, preference, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, turn-over, preferential transfer, equitable subordination, automatic stay, conversion of a non-recourse obligation into a recourse obligation, substantive consolidation and other similar laws affecting the rights and remedies of creditors generally, including state laws regarding creditors’ rights, fraudulent transfers and conveyances, and state receivership laws and other similar laws affecting the rights and remedies of creditors generally; (b) general principles of equity, including principles of materiality, commercial reasonableness, good faith and fair dealing and applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law); and (c) the discretion of any court before which any proceeding in respect of the Warrants, or the transactions contemplated thereby may be brought. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions that may be held unenforceable as contrary to federal or state securities laws.

The foregoing opinion is limited to the corporate laws of the State of New York, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of New York. To the extent that any matter as to which our opinion expressed herein would be governed by the laws of any jurisdiction other than the State of New York, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinion expressed herein after the date hereof.

We consent to your filing this opinion letter as an exhibit to the Company’s Current Report on Form 8-K (and its incorporation by reference into the Registration Statement). We also consent to the identification of our firm as counsel to the Company in the section of the Prospectus Supplement titled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ HOLLAND & KNIGHT LLP